Exhibit 10.2

[●], 2022

[Name]

[Title]

Dear [First Name]:

I am pleased to advise you that you have been named as a participant in the Steel Partners Holdings L.P. 2022 Long Term Incentive Plan for Senior Management (the “Plan”). Attached please find a summary of the Plan along with your incentive award target percentage, and an acknowledgement form for you to electronically sign. Capitalized terms used but not defined in this award letter shall have the meanings set forth in the Plan.

Any bonus payable with respect to the Plan is subject to the final determination of the Compensation Committee of the Board of Directors of Steel Partners Holdings L.P. (the “Company”), in its sole judgment. The calculation, determination, and payment of any awards made under the Plan is subject to the absolute discretion of the Compensation Committee who may alter, amend, or nullify the terms of the Plan or may authorize or withhold payment of any award.

Except as otherwise provided in the Plan, you will be required to be employed (and to not have provided a notice of resignation or received a notice of termination) on the bonus payment date in order to receive the bonus award under the Plan.

In order to be eligible to participate in the Plan, you acknowledge that you (i) have executed the Company’s Restrictive Covenant Agreement, in the form attached hereto as Exhibit A, and are subject to the restrictions therein, and (ii) shall abide by the Company’s Minimum Stockholders Policy, in the form attached hereto as Exhibit B. As you are aware of (or could become aware of) important confidential information of the Company, execution of the Restrictive Covenant Agreement is essential for the proper protection of the confidential information and goodwill of the Company and its affiliates.

Please read the attached information carefully. This letter shall be executed and delivered via your electronic signature and such signature will constitute an original, with the same binding effect as if executed and delivered in person. Please note that your participation in the Plan is strictly personal and confidential.

On behalf of the Board of Directors and shareholders, thank you for all your work in continuing to improve the value of the Company.

Sincerely yours,

Warren G. Lichtenstein

Executive Chairman

Steel Partners Holdings L.P. 2022 Long Term Incentive Plan for Senior Management

Participant Acknowledgement

The Participant agrees that his/her opportunity for a bonus under the Plan as an employee of Steel Partners Holdings L.P. or its wholly-owned subsidiaries shall be governed by and subject to all of the terms and conditions set forth in the respective documents for the applicable plan, copies of which I acknowledge I have received, as well as my plan targets and individual objectives which have been agreed to as set forth below.

Participant Name:	[●]
Title:	[●]
Performance Period:	Jan 1, 2021 – December 31, 2023
Percentage 3-Year Accumulated Net Income Share:	[●]

As of the date set forth below, I have accepted the terms of the Plan by signing this Participation Acknowledgment via an electronic signature, and such signature shall not be denied legal effect, validity or enforceability solely because it was submitted or executed electronically.

Signature: ________________________________________

Date:___________________________

The calculation, determination, and payment of any awards made under the Plan is subject to the absolute discretion of the Steel Partners Holding L.P. Compensation Committee who may alter, amend, or nullify the terms of the Plan or may authorize or withhold payment of any award.

Exhibit A

Form of Non-Solicit and Confidentiality Agreement

Exhibit B

Minimum Stockholders Policy